Filed Pursuant to Rule 433

Registration Statement No. 333-209122

Registration Statement No. 333-209122-01

Pricing Term Sheet

BERKSHIRE HATHAWAY FINANCE CORPORATION

Pricing Term Sheet

$950,000,000 Floating Rate Senior Notes due 2019

$350,000,000 Floating Rate Senior Notes due 2020

Issuer:	Berkshire Hathaway Finance Corporation
Offering Format:	SEC Registered
Guarantor:	Berkshire Hathaway Inc.
Trade Date:	January 5, 2017
Settlement Date:	January 12, 2017 (T+5)
Expected Ratings*:	Aa2 by Moody’s Investors Service, Inc. AA by Standard & Poor’s Ratings Services

Floating Rate Senior Notes due 2019

Principal Amount:	$950,000,000
Maturity Date:	January 11, 2019
Issue Price (Price to Public):	100.00% of principal amount
Gross Spread:	15 bps
Proceeds to Issuer:	$948,575,000
Interest Rate Index:	Three-Month LIBOR (Reuters Page LIBOR01)
Spread to Index:	+25 bps
Day Count Convention:	Actual/360
Interest Payment and Reset Dates:	Each January 11, April 11, July 11 and October 11, commencing April 11, 2017
Interest Determination Dates:	Quarterly, on second London business day prior to applicable Interest Payment Date
Optional Redemption:	None
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664 CP4
ISIN:	US084664CP42

Floating Rate Senior Notes due 2020

Principal Amount:	$350,000,000
Maturity Date:	January 10, 2020
Issue Price (Price to Public):	100.00% of principal amount
Gross Spread:	20 bps
Proceeds to Issuer:	$349,300,000
Interest Rate Index:	Three-Month LIBOR (Reuters Page LIBOR01)
Spread to Index:	+32 bps
Day Count Convention:	Actual/360
Interest Payment and Reset Dates:	Each January 10, April 10, July 10 and October 10, commencing April 10, 2017
Interest Determination Dates:	Quarterly, on second London business day prior to applicable Interest Payment Date

Optional Redemption:	None
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664 CN9
ISIN:	US084664CN93

Other Information

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Settlement Period: The closing will occur on January 12, 2017, which will be more than three U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

Each of the issuer and the guarantor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526, J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

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